EXHIBIT 10.2

Wesbanco, Inc.

2026 Equity Incentive Plan

notice of Performance-VESTED RESTRICTED STOCK Unit AGREEMENT

Name of Participant:

Grant Date:

Target Number of Performance-Vested Restricted Stock Units (“PRSUs”):

Performance Period: From January 1, 2026 to December 31, 2028

The Company and Participant acknowledge receipt of this Notice of Performance-Vested Restricted Stock Unit Agreement and agree to the terms and conditions of the Performance-Vested Restricted Stock Unit Agreement attached hereto and incorporated by reference herein, the Company’s 2026 Equity Incentive Plan (as amended from time to time) and the terms of this Notice of Performance-Vested Restricted Stock Unit Grant as set forth above. Unless otherwise defined herein or in the Performance-Vested Restricted Stock Unit Agreement attached hereto the terms defined in the Plan shall have the same defined meanings in this Notice of Performance-Vested Restricted Stock Unit Agreement.

WESBANCO, INC.		PARTICIPANT
By:		By:
Name:	[_____]	Name:	[_____]
Title:	[_____]

WESBANCO, INC.

2026 EQUITY INCENTIVE PLAN

PERFORMANCE-VESTED RESTRICTED STOCK UNIT AGREEMENT –

INCORPORATED TERMS AND CONDITIONS

1.
Award of PRSUs and Dividend Equivalents

(a)
Grant of PRSUs. Wesbanco, Inc. (the “Company”) hereby grants to the Participant (“Participant”) named in the Notice of Performance-Vested Restricted Stock Unit Agreement (the “Notice of PRSU Grant”), in consideration of Participant’s past and/or continued employment with or service to the Company or its Affiliate and for other good and valuable consideration, effective as of the Grant Date (the “Grant Date”) set forth in the Notice of PRSU Grant the target number (the “Target Number”) of Performance-Vested Restricted Stock Units (“PRSUs”) set forth in the Notice of PRSU Grant, upon the terms and conditions set forth in the Company’s 2026 Equity Incentive Plan (as amended from time to time) (the “Plan”), which is incorporated herein by reference, and this Performance-Vested Restricted Stock Unit Agreement (the “Award Agreement”), subject to adjustment as provided in Section 15 of the Plan. The number of PRSUs, if any, that are earned and vested following the completion of the performance period (the “Performance Period”) set forth in the Notice of PRSU Grant shall be based on the achievement of the performance goals set forth in Exhibit A hereto. Each PRSU represents the right to receive one Share of the Company, $2.0833 par value per share, at the times and subject to the conditions set forth herein. However, unless and until the PRSUs have vested, Participant will have no right to the issuance of any Shares subject thereto. Prior to the actual delivery of any Shares, the PRSUs will represent an unsecured obligation of the Company, payable only from the general assets of the Company. Unless otherwise defined herein or in the Notice of PRSU Grant, the terms defined in the Plan shall have the same defined meanings in this Award Agreement.
(b)
Grant of Dividend Equivalents. The Company hereby grants to Participant the right to receive Dividend Equivalents with respect to each PRSU (the “Corresponding PRSU”) granted pursuant to the Notice of PRSU Grant for all ordinary cash dividends that are paid to all or substantially all holders of the outstanding Shares between the Date of Grant and the date when the Corresponding PRSU is distributed or paid to Participant or is forfeited or expires. Any Dividend Equivalents deriving from such ordinary dividend shall be converted into additional PRSUs (“Dividend Equivalent PRSUs”) based on the Fair Market Value of Common Stock on the dividend payment date. Participant shall be credited with Dividend Equivalents RSUs for each additional PRSU converted from Dividend Equivalents granted under this Section 1(b) from the conversion date until the distribution or payment of the Corresponding PRSU is made pursuant to Section 3 below (or, if applicable, the forfeiture of the Corresponding PRSU). The Dividend Equivalents PRSUs credited under this Section 1(b) shall be subject to the same terms and conditions as the Corresponding PRSU, and they shall vest (or, if applicable, be forfeited) and be settled in the same manner and at the same time as the Corresponding PRSU. For the avoidance of doubt, the Dividend Equivalent RSUs accrued pursuant to this Section 1(b) shall vest if and only if the Corresponding PRSU to which such Dividend Equivalents relate vests, at the time such Corresponding PRSU vests. References of the “Award” or “PRSUs” hereafter shall include the additional PRSUs attributed to the Dividend Equivalents accrued for such PRSUs.
2.
Vesting of PRSUs. Subject to Participant’s continued employment with or service to the Company or its Affiliate on the Vesting Date (as defined in Exhibit A), the PRSUs shall become earned and vested in such amounts and at such times as are set forth in Exhibit A. In the event Participant incurs a Termination of Service before the Vesting Date, except as otherwise set forth Exhibit A, Participant shall immediately forfeit any and all PRSUs granted under this Award Agreement that have not vested or do not vest on or prior to the date on which such Termination of Service occurs, and Participant’s rights in any such PRSUs that are not so vested shall lapse and expire.

3.
Distribution or Payment of PRSUs.
(a)
Participant’s PRSUs shall be distributed in Shares (either in book-entry form or otherwise) as soon as administratively practicable following the vesting of the applicable PRSU pursuant to this Award Agreement and, in any event, within sixty (60) days following such vesting (for the avoidance of doubt, this deadline is intended to comply with the “short-term deferral” exemption from Section 409A). Notwithstanding the foregoing, the Company may delay a distribution or payment in settlement of PRSUs if it reasonably determines that such payment or distribution will violate Federal securities laws or any other applicable law, provided that such distribution or payment shall be made at the earliest date at which the Company reasonably determines that the making of such distribution or payment will not cause such violation, as required by Treasury Regulation Section 1.409A-2(b)(7)(ii), and provided further that no payment or distribution shall be delayed under this Section 3(a) if such delay will result in a violation of Section 409A.
(b)
All distributions made in Shares shall be made by the Company in the form of whole Shares.
4.
Conditions for the Issuance of Stock. The Company shall not be required to issue or deliver any certificate or certificates for any Shares or to cause any Shares to be held in book-entry form prior to the fulfillment of all of the following conditions: (a) the admission of the Shares to listing on all stock exchanges on which such Shares are then listed, (b) the completion of any registration or other qualification of the Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable, (c) the obtaining of any approval or other clearance from any state or federal governmental agency that the Committee shall, in its absolute discretion, determine to be necessary or advisable and (d) the receipt by the Company of any tax obligations due on issuance of such Shares, which may be in one or more of the forms of consideration permitted under Section 5(a).
5.
Tax Obligations.
(a)
The Company (or its Affiliate employing or retaining Participant) has the authority to deduct or withhold, or require Participant to remit to the applicable employing entity, an amount sufficient to satisfy any applicable federal, state, local and foreign income and employment tax withholding requirements (including the employee portion of any FICA obligation) applicable to the issuance of Shares pursuant to the PRSUs or with respect to any taxable event arising pursuant to this Award Agreement. The Company (or its Affiliate, as applicable) may withhold or Participant may make such payment in one or more of the following forms:
(i)
by cash or check;

(ii)
with the consent of the Committee, by electing to have withheld the net number of Shares otherwise issuable pursuant to the PRSUs having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company (or its Affiliate, as applicable) up to the maximum statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income;

(iii) with the consent of the Committee, by tendering to the Company vested

Shares held for such period of time as may be required by the Committee in order to avoid adverse accounting consequences and having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company (or its Affiliate, as applicable) up to the maximum statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income; or

(iv) with the consent of the Committee, by selling a sufficient number of Shares otherwise deliverable to Participant through such means as the Committee may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to satisfy such withholding taxes.

Participant acknowledges and agrees that the Company may refuse to deliver the Shares issuable with respect to the PRSUs to, or cause any such Shares to be held in book-entry form by, Participant or his or her legal representative if such withholding amounts are not timely delivered in full pursuant to this Section 5(a).

(b)
Code Section 409A. This Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Code Section 409A. However, notwithstanding any other provision of the Plan or this Award Agreement, if at any time the Committee determines that this Award (or any portion thereof) may be subject to Code Section 409A, the Committee shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other Person for failure to do so) to adopt such amendments to the Plan or this Award Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate for this Award either to be exempt from the application of Code Section 409A or to comply with the requirements of Code Section 409A.
(c)
Liability. Participant is ultimately liable and responsible for all taxes owed in connection with the PRSUs, regardless of any action the Company or any of its Affiliates takes with respect to any tax withholding obligations that arise in connection with the PRSUs. Neither the Company nor any of its Affiliates makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the PRSUs or the subsequent sale of Shares. The Company and its Affiliates do not commit and are under no obligation to structure the PRSUs to reduce or eliminate Participant’s tax liability.
6.
Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book-entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars and delivered to Participant (including through electronic delivery to a brokerage account). Except as otherwise provided herein, after such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to such Shares, including, without limitation, the right to receipt of dividends and distributions on such Shares.
7.
PRSUs Not Transferable. The PRSUs may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares underlying the PRSUs have been issued, and all restrictions applicable to such Shares have lapsed. No PRSUs or any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence. Notwithstanding the foregoing, with the consent of the Committee, the PRSUs may be transferred pursuant to any such conditions and procedures the Committee may require.
8.
Non-Solicitation. In consideration of receiving this Award, Participant agrees that, during the term of employment with the Company or any of its Affiliate and for a one-year period following the date of Termination of Service (collectively, the “Restricted Period”), Participant shall not, directly or indirectly, on his or her own behalf or on behalf of any other person, partnership, entity, association, or corporation, (a) solicit business from any person, firm, corporation or other entity which was a customer, supplier, or business partner of Company or any affiliate during the term of Participant’s employment, or from any successor in interest in any such person, firm, corporation or other entity for the purpose of securing business or contracts related to the business of the Company and its Affiliates; or (b) influence or encourage any present or future customer or supplier of Company to terminate or otherwise alter his, her or its relationship with Company. During the Restricted Period, Participant shall not directly or indirectly, as employee, agent, consultant, stockholder, director, co-partner or in any other individual or representative capacity, on his or her own behalf or on behalf of any other person, partnership, entity, association, or corporation (a) engage, recruit or solicit for employment or engagement of any person who is or becomes employed or engaged by Company or any of its Affiliates during the Restricted Period, or (b) otherwise seek to influence or alter any such person’s relationship with the Company or any of its Affiliates.
9.
Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to Participant’s interest except by means of a writing signed by the Company and Participant or as is otherwise permitted under the Plan. This Award Agreement is governed by the laws of the State of West Virginia applicable to contracts executed in and to be performed in that State.
10.
Venue. The Company, Participant and Participant's assignees agree that any suit, action or proceeding arising out of or related to the Notice of PRSU Grant, this Award Agreement or the Plan shall be brought in a state court in Ohio County, West Virginia and that all parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. If any one or more provisions of this Section 10 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.
11.
No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING CONDITIONS SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE PERFORMANCE PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR ITS AFFILIATE EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S SERVICE AT ANY TIME, WITH OR WITHOUT CAUSE.
12.
Administration. The Committee shall have the power to interpret the Plan and this Award Agreement, and to adopt such rules for the administration, interpretation and application of the Plan and this Award Agreement, as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee will be final and binding upon Participant, the Company and all other interested Persons. To the extent allowable pursuant to applicable law, no member of the Committee or the Board will be personally liable for any action, determination or interpretation made with respect to the Plan or this Award Agreement.
13.
Adjustments. The Committee may accelerate the vesting of all or a portion of the PRSUs in such circumstances as it, in its sole discretion, may determine. Participant acknowledges that the PRSUs are subject to adjustment, modification and termination in certain events as provided in this Award Agreement and the Plan, including Section 13 of the Plan.
14.
Conformity to Securities Laws. Participant acknowledges that the Plan and this Award Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all applicable law and regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the PRSUs are granted, only in such a manner as to conform to such applicable law.
15.
Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Award Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the PRSUs.

EXHIBIT A

1.
Performance Criteria. The PRSUs shall be earned and vest, subject to the terms and conditions of this Exhibit A, based on the achievement of the Company’s Return on Average Tangible Common Equity (“ROATCE”), as modified by relative Total Shareholder Return (“TSR”), over the Performance Period as set forth in the Notice of Performance-Vested Restricted Stock Unit Agreement. For purposes this Exhibit A: the following definitions shall apply:
(a)
“Peer Group” shall mean the companies listed in Appendix B attached hereto; provided that:
i.
In the event of a merger, acquisition, or business combination transaction of a Peer Company with or by another Peer Company, the surviving entity shall remain a Peer Company.
ii.
In the event of a merger of a Peer Company with an entity that is not a Peer Company, or the acquisition or business combination transaction by or with a Peer Company, or with an entity that is not a Peer Company, in each case where the Peer Company is the surviving entity and remains publicly traded, the surviving entity shall remain a Peer Company.
iii.
In the event of a merger, acquisition, or business combination transaction of a Peer Company by or with an entity that is not a Peer Company or a “going private” transaction involving a Peer Company where the Peer Company is not the surviving entity or is otherwise no longer publicly traded, the company shall no longer be a Peer Company.
iv.
In the event of a bankruptcy, liquidation, or delisting of a Peer Company, such company shall remain a Peer Company and the lowest rank shall be assigned such Peer Company.
v.
The Committee shall have the authority to make other appropriate adjustments in response to a change in circumstances that results in a Peer Company no longer satisfying the criteria for which such company was originally selected.
(b)
“Peer Company” shall mean each company in the Peer Group.
(c)
“Performance Period Start Date” shall mean January 1, 2026.
(d)
“Performance Period End Date” shall mean December 31, 2028.
(e)
“Average ROATCE” with respect to the Company or a Peer Company shall mean the sum of the Company’s or the Peer Company’s ROATCE for every year during the Performance Period, divided by the number of years in the Performance Period.
(f)
“ROATCE” or “Return on Average Tangible Common Equity,” with respect to any year in the Performance Period, means return on average Tangible Common Equity and, for purposes of this measure, equates (i) for the Company, to Operating Earnings for such year as a percentage of the Company’s average Tangible Common Equity for such year, and (ii) for each Peer Company, to after-tax net income for such year reported in such Peer Company’s periodic filings with the SEC adjusted in a manner consistent with the calculation of Operating Earnings for the Company (which adjustment may be based on information reported on S&P Market Intelligence, Bloomberg or similar nationally recognized financial reporting aggregator if not available in the Peer Company’s periodic filings with the SEC) as a percentage of the Peer Company’s average Tangible Common Equity for such year.
(g)
“Operating Earnings” shall mean the Company’s after-tax net income adjusted to exclude the impact during the Performance Period of: (i) net gains or losses on investment securities; (ii) exit or disposal costs and other charges related to business combinations such as merger expense, day 1 provision for credit losses, goodwill impairment charges or bargain purchase gains; and (iii) other special, unusual or non-recurring items as determined by the Committee in its sole discretion.
(h)
“Tangible Common Equity” shall mean common stockholders’ equity less goodwill and intangible assets and excluding Accumulated Other Comprehensive Income (Loss).
(i)
“Total Shareholder Return” or “TSR” shall mean the change in value expressed as a percentage of a given dollar amount invested in the Company’s or the Peer Company’s most widely publicly traded stock over the Performance Period, taking into account both stock price appreciation (or depreciation) and the reinvestment of dividends (including the cash value of non-cash dividends) in such stock of such company. The twenty (20) trading-day average closing price of shares of Common Stock and the stock of the Peer Companies (i.e., the average closing prices over the period of twenty (20) trading days ending on the Performance Period Start Date and the average closing prices over the period of the final twenty (20) trading days ending on the Performance Period End Date) will be used to value shares of Common Stock and the stock of the Peer Companies. The twenty (20) trading-day average prices will also be adjusted for dividends, assuming dividends are reinvested. Dividend reinvestment will be calculated using the closing price of a share of Common Stock or the stock of the applicable Peer Company on the ex-dividend date or, if no trades were reported on such date, the most recent preceding date for which a trade was reported. All spin-offs or share-based dividends will be assumed to be sold on the issue date and reinvested in the stock of the issuing company on that same date.

(j)
“Percentile Rank” of Average ROATCE and TSR (each a “Measure”) shall be determined by ranking the Company’s and each Peer Company’s Measure from highest to lowest for the Performance Period, and, after this ranking, the Percentile Rank of the Peer Companies that are ranked just above and just below the Company will be determined as follows:

Ppeer=N-RN-1

where

“Ppeer” represents the Percentile Rank of the Peer Companies that are ranked just above and just below the Company;

“R” represents the Peer Company’s ranking among the members of the Peer Companies, excluding the Company, with R equal to 1 if the Peer Company is ranked the highest and R equal to N if the Peer Company is ranked the lowest; and

“N” represents the number of Peer Companies, excluding the Company.

(k)
“Relative ROATCE,” or “Relative TSR” (each a “Relative Measure”) of the Company shall be determined based on interpolation in accordance with the formula

Pcompany=Pabove+(Pbelow-Pabove)×(Xabove-XCompany)(Xabove-Xbelow)

where

“Pabove” represents the Percentile Rank for the Measure of the Peer Company ranked just above the Company;

“Xabove” represents the Measure of the Peer Company ranked just above the Company;

“Pbelow” represents the Percentile Rank for the Measure of the Peer Company ranked just below the Company;

“Xbelow” represents the Measure of the Peer Company ranked just below the Company;

“XCompany” represents the Measure of the Company; and

“PCompany” represents the Relative Measure of the Company.

provided that if the Company’s Measure is greater than the highest in the Peer Group, the Company’s Relative Measure shall equal 100%, and if the Company’s Measure is less than the lowest in the Peer Group, the Company’s Relative Measure shall equal 0%.

(l)
“Relative TSR Modifier Percentage” shall be the percentage determined as set forth in the table below based on the achievement of the Relative TSR and to the extent the Relative TSR falls between Threshold and Target and between Target and Maximum, linear interpolation shall apply in determining the Relative TSR Modifier Percentage.

	Relative TSR	Relative TSR Modifier Percentage
Threshold	25th Percentile or below	80% [20% reduction]
Target	50th Percentile	100%
Maximum	75th Percentile or above	120% [20% increase]

2.
Earning of PRSU.

The number of PRSUs, if any, that become earned and vested following the completion of the Performance Period based on the achievement of the Relative ROATCE as modified by the Relative TSR Modifier Percentage shall equal

(a)
the Target Number of PRSUs multiplied by (A) the Earned Percentage Based on ROATCE set forth in the table below as determined by the Committee and (B) multiplied by the Relative TSR Modifier Percentage plus
(b)
Dividend Equivalent PRSUs attributable to PRSUs earned and vested under the preceding Paragraph 2(a).

	Below Threshold	Threshold	Target	Maximum
Relative ROATCE	Below 25th Percentile	equal to 25th Percentile	equal to 50th Percentile	equal to or above 75th Percentile
Earned Percentage Based on Relative ROATCE	0%	50%	100%	200%

The Earned Percentage above shall be interpolated on a linear basis for performance of Relative ROATCE achieved between Threshold and Target or between Target and Maximum.

3.
Termination of Service. In the event of Participant’s Termination of Service due to Participant’s death, Disability, or Retirement (as defined below), termination by the Company without Cause, or resignation by Participant for Good Reason before the Vesting Date (as defined in Paragraph 7 below), the number of PRSUs that will be earned and vest shall equal
(a)
the number of PRSUs earned as determined under Paragraph 2 of this Exhibit after the completion of the Performance Period multiplied by
(b)
a fraction, the numerator of which equals the number of days between the Performance Period Start Date and the earlier of (A) Participant’s termination date or (B), in case where the termination occurs after the Performance Period but before the Vesting Date, Performance Period End Date, and the denominator of which equals the total number of days in the Performance Period;

provided that if Participant dies or becomes disabled during the Performance Period, the number of PRSUs to be multiplied under Paragraph 3(a) above shall equal the greater of (i) the number PRSUs earned as determined under Paragraph 2 of this Exhibit based on the performance results on the date of termination as if the date of termination were the Performance Period End Date or (ii) the Target Number of PRSUs (including the Dividend Equivalent PRSUs attributable to the Target Number of PRSUs) and the PRSUs prorated under Paragraph 3(b) above shall vest on the date of termination and be distributed in accordance with this Section 3 of this Award Agreement after vesting. For purposes of this paragraph, “Retirement” means Participant’s voluntary termination of employment with the Company at any time after attaining the age of 55 with a minimum period of service of 10 years; provided that such termination is not otherwise in anticipation of a termination for “Cause” by the Company.

4.
Change in Control. Notwithstanding the foregoing, in the event of a Change in Control before the end of the Performance Period, Participant shall earn and be vested in a number of PRSUs equal to the greater of (i) the number of PRSUs determined under Paragraph 2 of this Exhibit as if the date of the Change in Control were Performance Period End Date, or (ii) the Target Number of PRSUs (including the Dividend Equivalent PRSUs attributable to the Target Number of PRSUs), provided that Participant has not experienced a Termination of Service before the date of the Change in Control.
5.
Determination by the Committee. As soon as practicably possible following (i) the completion of the Performance Period, (ii) a Participant’s Termination of Service due to death or Disability; or (iii) a Change in Control, as in each scenario that is applicable, the Committee shall determine and certify the level of achievement with respect to the Performance Criteria and the number of PRSUs, if any, that are earned and vest in accordance with the foregoing. Any PRSUs that are earned hereunder are referred to as “Earned PRSUs.” Any Earned PRSUs shall be rounded up to the nearest whole number of Shares. All determinations under this Exhibit A shall be made by the Committee and will be final and binding on Participant. In determining the performance results on the date of termination due to death or Disability or on the date of Change in Control, the Committee may use the most recent financial results available, such as the most recent annual or quarterly results, prior to such date. The Committee may adjust the achievement of the Performance Criteria in its good faith discretion to eliminate the impact of any of the following where such impact occurs in a given year during the Performance Period: (i) changes in law (including federal and state tax laws) or accounting principles; (ii) discontinued operations (as such term is used under GAAP); (iii) acquisition costs and merger integration costs; and (iv) any gains, losses or other expenses resulting from significant, unusual and/or nonrecurring events.
(c)
Vesting Date. The date when the Committee certifies the number of the Earned PRSUs is referred to as the “Vesting Date.” Any PRSUs that fail to become earned on the Vesting Date shall be immediately forfeited for no consideration as of such date.

Appendix B – Peer Group

Company Name	Ticker
BOK Financial Corp.	BOKF
F.N.B. Corp.	FNB
Associated Banc-Corp	ASB
Bank OZK	OZK
Atlantic Union Bkshs Corp.	AUB
Commerce Bancshares Inc.	CBSH
Hancock Whitney Corp.	HWC
United Bankshares Inc.	UBSI
Fulton Financial Corp.	FULT
United Community Banks Inc.	UCB
Ameris Bancorp	ABCB
Renasant Corp.	RNST
Provident Financial Services	PFS
Simmons First National Corp.	SFNC
Home BancShares	HOMB
First Financial Bancorp.	FFBC
First Merchants Corp.	FRME
Trustmark Corp.	TRMK
Northwest Bancshares, Inc.	NWBI